Exhibit 24

Power of Attorney

WITNESSETH, that each of the undersigned directors of Highlands Bankshares, Inc. (“Highlands”), a Virginia corporation, by his execution hereof, hereby constitutes and appoints John H. Gray and Robert M. Little, Jr., and each of them, with authority to act jointly or individually, as his true and lawful agents and attorneys-in-fact, and in his name, place and stead, to execute for him Highlands’ Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”) to be filed by Highlands with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended, and any and all amendments to such Annual Report, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission. Within the authority hereinabove granted, each of the undersigned hereby grants unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in the name of the undersigned, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies and confirms all the acts of each said attorney-in-fact which he or they may lawfully do or cause to be done within the authority hereinabove granted.

Signature	Title	Date

/s/Robert W. Moser, Jr.	Chairman of the Board of Directors	March 19, 2019
Robert W. Moser, Jr.

/s/ E. Craig Kendrick	Director	March 19, 2019
E. Craig Kendrick

/s/ Charles P. Olinger	Director	March 19, 2019
Charles P. Olinger

/s/ Edward M. Rosinus	Director	March 19, 2019
Edward M. Rosinus

/s/ E. Sutton Bacon, Jr.	Director	March 19, 2019
E. Sutton Bacon, Jr.

/s/ Jon C. Lundberg	Director	March 19, 2019
Jon C. Lundberg

/s/ Charles D. Meade, III	Director	March 19, 2019
Charles D. Meade, III